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                       THIRD AMENDMENT TO RIGHTS AGREEMENT

         This Third Amendment to Rights Agreement (this "Amendment") is between AVECOR Cardiovascular Inc., a Minnesota corporation (the "Company") and Norwest Bank Minnesota, N.A., a national banking association (the "Rights Agent"), effective as of August 21, 1998.

         A. The Company and the Rights Agent have entered into a Rights Agreement, dated June 26, 1996 and amended July 22, 1997 and July 12, 1998 (the Rights Agreement"). Capitalized terms used and not otherwise defined herein will have the meaning given in the Rights Agreement.

         B. Section 27 of the Rights Agreement provides that, prior to a Distribution Date, the Company may amend the Rights Agreement upon the approval of at least a majority of the Continuing Directors, and that, upon any such amendment, the Rights Agent shall amend the Rights Agreement as the Company directs.

         C. The Company desires, and hereby directs the Rights Agent, to amend the Rights Agreement and the Rights Agent agrees to such amendment, on the terms and conditions hereof.

         Accordingly, the Company and the Rights Agent agree as follows:

1. REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to the Rights Agent that:

                  (a) to the best knowledge of the Company, a Distribution Date has not occurred prior to the effective date hereof; and

                  (b) this Amendment is authorized pursuant to the requirements of Section 27 of the Rights Agreement, having been approved by a majority of the Company's Continuing Directors.

2. ADVERSE PERSON DETERMINATION. Section 11(a)(ii)(B) of the Rights Agreement is amended by adding the following language to such section, as indicated on the attached page from the Rights Agreement:

                  ; provided, however that Medtronic, Inc. shall not be deemed to be an Adverse Person as a result of its Beneficial Ownership of Common Shares pursuant to the Stock Option Agreement and Agreements to Facilitate Merger entered into pursuant to the terms of the Agreement and Plan of Merger dated July 12, 1998, by and among Medtronic, Inc., AC Merger Corp. and the Company,

3. NO OTHER CHANGES. Except as specifically amended by this Amendment, all other provisions of the Rights Agreement remain in full force and effect. This Amendment

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         shall not constitute or operate as a waiver of, or estoppel with respect to, any provisions of the Rights Agreement by any party hereto.

4. COUNTERPARTS. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

         The Company and the Rights Agent have caused this Amendment to be duly executed on their behalf by their respective duly authorized representatives as of the date first written above.

AVECOR CARDIOVASCULAR, INC.                   NORWEST BANK MINNESOTA, N.A.

By:      /s/ Anthony Badolato                 By:      /s/ Lisa Dornburg
         -------------------------------               -----------------------
         Anthony Badolato                              Lisa Dornburg
         Its:  Chief Executive Officer                 Its:  Corporate Officer